Central European Distribution Corporation Announces Full Year and Fourth Quarter 2007 Results;

Operating Income Increases 47% over Fourth Quarter 2006

Bala Cynwyd, Pennsylvania February 27, 2008: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for fiscal year 2007. Net sales for the full year ended December 31, 2007 increased by 26% to $1,189.8 million from the $944.1 million reported for the same period in 2006 and net sales for the fourth quarter increased by 32% to $393.4 million from the $298.1 million reported for the same quarter in 2006. Operating income for the full year ended December 31, 2007 increased by 29% to $118.1 million from $91.6 million for the same period in 2006 and operating income for the fourth quarter increased by 47% to $45.6 million from the $30.9 million reported for the same quarter in 2006.

On a comparable basis, CEDC announced net income of $69.8 million, or $1.73 per fully diluted share for the full year 2007, as compared to $46.1 million, or $1.28 per fully diluted share for the same period in 2006. Net Income, on a U.S. GAAP basis (as hereinafter defined) for the full year was $77.1 million or $1.91 per fully diluted share in 2007 as compared to $55.5 million or $1.53 per fully diluted share in 2006. The major difference between the U.S. GAAP net income and comparable non- GAAP net income reflects unrealized foreign exchange movements relating to our Senior Secured Notes, partially offset by among other items costs associated with early retirement of debt. For a reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”. The weighted average number of shares used for calculating diluted earnings per share for 2007 was 40.4 million compared to 36.1 million for 2006.

Some of the Company’s key financial highlights for full Year 2007 compared to full Year 2006 include the following:

•	Sales up 26%
•	Gross profit up 25%
•	Operating income up 29%
•	Operating margins up from 9.7% to 9.9%
•	Exclusive import portfolio sales growth of 46%
•	Comparable net income up 52%

Some of the Company’s key financial highlights for the 4th quarter 2007 compared to 4th quarter 2006 include the following:

•	Sales up 32%
•	Gross profit up 32%
•	Operating income up 47%
•	Operating margins up from 10.4% to 11.6%
•	Exclusive import portfolio sales growth of 46%
•	Comparable net income up 52%

Mr. William Carey, CEO and President, said, “The substantial amount of integration work that we accomplished in 2006 has positioned our company to take full advantage of the growing opportunities in the market place. The execution in 2007 of our overall business model, including accelerating growth of our core brands, gaining profitable distribution market share and reducing key overheads is clearly visible in the numbers described above. We continue to see strong growth in the underlying economy which is propelling growth of premium brands, both domestic and imported as evidenced in the 46% growth of our exclusive import portfolio sales, 19% growth of sales of our premium vodka, Bols Vodka, and strong organic growth (excluding the impact of foreign exchange) of approximately 8% for the fourth quarter. Investment in our rectification facilities were completed in the fourth quarter of 2007, providing us with a lower cost base of spirit going into 2008, which we expect be accretive to our overall gross margins. We believe we are well positioned to take advantage of the continued strong economic trends in Poland with our premium portfolio.”

Mr. Carey continued, “In addition to the strong growth in Poland, we are laying the foundation for further growth in the region with the recent announcement of our strategic investment in the Whitehall Group. We are continuing to move forward with preparations for closing our Parliament acquisition, as all regulatory approvals have been received, and are targeting March for closing. We strongly believe in the consumer premiumization that is taking place in Russia and the portfolios of Whitehall and Parliament that are not only very complimentary, but are also strategically placed in the fastest growing segments of the wine and spirit market. We believe the Russian spirit market is going through a rapid consolidation and our aim is to be at the forefront of this market evolution. ”

Mr. Carey added, “We confirm our previously announced full year 2008 net sales guidance of $1.30-$1.40 billion and full year 2008 comparable fully diluted earnings per share guidance of $2.08-$2.18, which does not include the impact of any future acquisitions including Parliament and Whitehall.”

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of this measure may not be the same as similarly named measures presented by other companies. This measure is not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on this measure. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC also is the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 17 distribution centers and 87 satellite branches throughout Poland. CEDC imports many of the world’s leading brands to Poland, including brands such as Rémy Martin, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements relating to our proposed Parliament acquisition and our proposed strategic investment in the Whitehall Group. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2006, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amount in columns expressed in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$87,867	$159,362
Accounts receivable, net of allowance for doubtful accounts of $29,277 and $24,354 respectively	316,277	224,575
Inventories	141,272	89,522
Prepaid expenses and other current assets	16,536	24,299
Deferred income taxes	5,141	5,336

Total Current Assets	567,093	503,094

Intangible assets, net	545,697	371,624
Goodwill, net	577,282	398,005
Property, plant and equipment, net	79,979	49,801
Deferred income taxes	11,407	3,305
Other assets	710	204

Total Assets	$1,782,168	$1,326,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$172,340	$138,585
Bank loans and overdraft facilities	42,785	24,656
Income taxes payable	5,408	2,975
Taxes other than income taxes	101,929	94,985
Other accrued liabilities	71,959	57,620
Current portions of obligations under capital leases	1,759	2,005

Total Current Liabilities	396,180	320,826

Long-term debt, less current maturities	122,952	8
Long-term obligations under capital leases	2,708	1,122
Long-term obligations under Senior Secured Notes	344,298	393,434
Deferred income taxes	100,113	68,275

Total Long Term Liabilities	570,071	462,839

Minority interests	481	21,395

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 40,566,096 and 38,691,635 shares issued at December 31, 2007 and 2006, respectively)	406	387
Additional paid-in-capital	429,554	374,985
Retained earnings	205,186	128,084
Accumulated other comprehensive income	180,440	17,667
Less Treasury Stock at cost (246,037 shares at December 31, 2007 and 2006, respectively)	(150)	(150)

Total Stockholders’ Equity	815,436	520,973

Total Liabilities and Stockholders’ Equity	$1,782,168	$1,326,033

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Amount in columns expressed in thousands, except share and per share information)

	Year ended December 31,
	2007	2006	2005

Sales	$1,483,344	$1,193,248	$828,918
Excise taxes	(293,522)	(249,140)	(79,503)
Net Sales	1,189,822	944,108	749,415
Cost of goods sold	941,060	745,721	627,368

Gross Profit	248,762	198,387	122,047

Operating expenses	130,677	106,805	70,404

Operating Income	118,085	91,582	51,643

Non operating income / (expense), net
Interest (expense), net	(35,829)	(31,750)	(15,828)
Other financial (expense), net	13,594	17,212	(7,678)
Other non operating income / (expense), net	(1,770)	1,119	(262)

Income before taxes	94,080	78,163	27,875

Income tax expense	15,910	13,986	5,346

Minority interests	1,068	8,727	2,261

Net income	$77,102	$55,450	$20,268

Net income per share of common stock, basic	$1.93	$1.55	$0.72

Net income per share of common stock, diluted	$1.91	$1.53	$0.70

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

(Amount in columns expressed in thousands)

	Year ended December 31,
	2007	2006	2005
Operating Activities
Net income	$77,102	$55,450	$20,268
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	9,968	8,739	4,529
Deferred income taxes	9,957	2,205	(317)
Bad debt provision	249	999	984
Minority interests	1,044	8,727	2,261
Hedge valuation	—	(13,118)	16,957
Unrealized foreign exchange (gains) / losses	(23,940)	(3,274)	(14,351)
Cost of debt extinguishment	11,864	—	—
Stock options expense	1,866	1,908	—
Other non cash items	7,059	80	—
Changes in operating assets and liabilities:
Accounts receivable	(38,812)	(7,554)	(23,730)
Inventories	(21,986)	(3,165)	(238)
Prepayments and other current assets	5,865	(2,026)	(6,575)
Trade accounts payable	(880)	8,123	(7,149)
Other accrued liabilities and payables	(16,272)	14,597	41,442

Net Cash provided by Operating Activities	23,084	71,691	34,081

Investing Activities
Investment in fixed assets	(25,787)	(11,713)	(8,091)
Proceeds from the disposal of fixed assets	2,670	2,045	2,454
Investment in trademarks	—	(1,210)	—
Purchase of financial assets	—	—	(79,412)
Proceeds from the disposal of financial assets	—	4,784	115,028
Refundable purchase price related to Botapol acquisition	5,000	—	—
Acquisitions of subsidiaries, net of cash acquired	(141,005)	(35,828)	(490,092)

Net Cash used in Investing Activities	(159,122)	(41,922)	(460,113)

Financing Activities
Borrowings on bank loans and overdraft facility	13,225	15,379	4,804
Borrowings on long-term bank loans	122,508	—	—
Payment of bank loans and overdraft facility	(30,153)	(21,526)	(13,565)
Payment of long-term borrowings	8	(3)	(6,438)
Net Borrowings of Senior Secured Notes	—	—	378,447
Payment of Senior Secured Notes	(95,440)	—	—
Hedge closure	—	(7,323)	—
Movements in capital leases payable	445	(2,232)	(1,676)
Issuance of shares in public placement	42,354	71,719	—
Issuance of shares in private placement	—	—	111,594
Options exercised	3,976	4,772	3,205

Net Cash provided by Financing Activities	56,923	60,786	476,371

Currency effect on brought forward cash balances	7,620	8,062	(86)
Net Increase / (Decrease) in Cash	(71,495)	98,617	50,254
Cash and cash equivalents at beginning of period	159,362	60,745	10,491

Cash and cash equivalents at end of period	$87,867	$159,362	$60,745

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$1,693	$161	$126,156

Supplemental disclosures of cash flow information
Interest paid	$40,136	$37,256	$2,669
Income tax paid	$21,362	$11,980	$4,580

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2007	2006		2007	2006
GAAP net income/(loss)	$45,287	$32,088		$77,102	$55,450

Foreign exchange impact and hedge revaluation	(15,933)	(13,590	)(A)	(20,084)	(11,810	)(A)
Other acquisition related costs	369	—	(B)	1,414	—	(B)
Cost associated with early retirement of debt	—	423	(C)	9,609	423	(C)
Impact of expensing stock options	358	770	(D)	1,498	1,548	(D)
Other non recurring costs	—	95	(E)	307	469	(E)

Comparable non-GAAP net income	$30,081	$19,786		$69,846	$46,080

Comparable net income per share of common stock, basic	$0.75	$0.54		$1.75	$1.29
Comparable net income per share of common stock, diluted	$0.74	$0.54		$1.73	$1.28

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our Senior Secured Notes and mark to market revaluation of financing related hedges as of December 31, 2007. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
B.	Represents other miscellaneous costs incurred in 2007, directly related to the tender for additional shares of Polmos Bialystok and other acquisitions.
C.	Represents the net after tax impact associated with the early retirement of 20% of CEDC’s outstanding Senior Secured Notes, including an 8% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs.
D.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.
E.	Represents one time charge for early retirement incentive program in 2007 and cost incurred with the potential acquisition of Polmos Lublin which was not completed in 2006